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                      February 10, 2023

       Robert Arch, Ph.D.
       Chief Executive Officer
       OncoSec Medical Inc.
       24 North Main Street
       Pennington, NJ 08534

                                                        Re: OncoSec Medical
Inc.
                                                            Form 10-K for
Fiscal Year Ended July 31, 2022
                                                            Filed October 31,
2022
                                                            File No. 000-54318

       Dear Robert Arch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences